Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                                    ---------



     We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement on Form S-3 of Citigroup Mortgage Loan Trust Inc, Asset Backed Pass-Through Certificates, Series 2004 RES1 of our report dated February 10, 2004 relating to the financial statements of XL Financial Assurance Ltd. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, which appears as
     Exhibit 99.2 in XL Capital Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus Supplement.



     /s/ PricewaterhouseCoopers

     Chartered Accountants

     Hamilton, Bermuda

     October 13, 2004